EXHIBIT 5.1

Lorin A. Rosen, Esq. Admitted in NY Managing Attorney

April 22, 2015

Board of Directors

Go Ez Corporation

6782 Collins Avenue

Miami Beach, FL 33141

Re:	Go Ez Corporation - Registration Statement on Form S-8

Gentlemen:

We have acted as special securities counsel to Go Ez Corporation, a Delaware Corporation (the "Company"), in connection with the above captioned registration statement on Form S-8, being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers 200,000 shares and options to purchase shares of the Company's common stock (the "Common Stock"), to be issued pursuant to the Company's 2015 Equity Incentive Plan (the "2015 Plan").

In connection with this opinion, we have examined (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the adoption of the 2015 Plan; (iii) the Registration Statement (including all exhibits thereto); and (iv) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

In rendering this opinion, we have examined originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents we have deemed relevant and necessary as a basis for the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photo static copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Articles of Incorporation and amendments thereto, By-Laws, minutes, records, resolutions and other documents and writings of the Company, we have relied to the extent we deem reasonably appropriate upon your representations or certificates of officers or directors of the Company without independent check or verification of their accuracy.

Based upon and subject to the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the shares of common stock being issued pursuant to the Registration Statement will be, when so issued, legally and validly issued, fully paid and non-assessable.

•6 Butler Court • Centereach, NY 11720 • Ph/Fx 1-877-570-2620•

•LARLawGroup@gmail.com•www.LARLawGroup.com•

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We call your attention to the fact that the undersigned is a member of the New York Bar and the Company is a Delaware corporation. We are familiar with Delaware Corporate Law to an extent where we are able to form this opinion.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Lorin A. Rosen

Lorin A. Rosen